Exhibit 99.1

Jim Turley Resigns as President, CEO of Patriot Scientific

Friday February 29, 4:01 pm ET

CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific (OTCBB:PTSC - News) announced today that President and CEO Jim Turley has resigned from the company effective February 28. Turley also resigned from the company’s Board of Directors. The Board expects to name a new chief executive shortly.

“It is with mixed feelings that I announce my resignation from Patriot Scientific,” said Turley. “I leave the company in a strong financial and strategic position, but I haven’t been able to accomplish many of the things I’d set out to do. I’m optimistic that Patriot will flourish and that its shareholders will be rewarded.”

Patriot’s Chairman of the Executive Committee, Carlton Johnson, said, “We’d like to thank Jim for his service to the company and for providing us the benefit of his industry experience and knowledge. We wish Jim the very best in his future endeavors.”

About Patriot Scientific

Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies that satisfy the demands of fast-growing markets for wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.ptsc.com.

An investment profile on Patriot Scientific may be found at http://www.hawkassociates.com/ptscprofile.aspx. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for Patriot Scientific, sign up at http://www.hawkassociates.com/email.aspx.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

Contact:
Patriot Scientific
Media Relations:
The Hoffman Agency
John Radewagen, Vice President, Corporate Communications
408-975-3005 or 408-219-9199 (mobile)
jradewagen@hoffman.com
http://www.hoffman.com
or
Investor Relations:
Hawk Associates
Frank Hawkins or Ken AuYeung, 305-451-1888
info@hawkassociates.com